                                                                    Exhibit 99.1



                                             FOR IMMEDIATE RELEASE
CONTACT:

Richard Soloway, President
Kevin S. Buchel, Senior VP                   Stephen D. Axelrod, CFA
NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             e-mail: steve@wolfeaxelrod.com


                     NAPCO SECURITY SYSTEMS, INC. ANNOUNCES

          FIRST QUARTER FINANCIAL RESULTS, SALES FOR THE SECOND QUARTER

                  AND IS GRANTED FURTHER EXTENSION BY NASDAQ




AMITYVILLE, NEW YORK - JANUARY 9, 2004 -- NAPCO SECURITY SYSTEMS, INC., (NASDAQ:
NSSCE), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced preliminary financial results for its first quarter ended September 30, 2003 and sales for the second quarter ended December 31, 2003.

Net sales for the first quarter ended September 30, 2003 decreased 16% to $9.8 million from $11.7 million reported for the same quarter a year earlier. The net loss for the quarter was $(269,000), or $(0.08) per share, compared to a net loss of $(183,000), or $(0.05) per share, as restated, for the same year ago period.

Net sales for the second quarter ended December 31, 2003 increased 7% to $14.8 million as compared to $13.9 million for the same quarter a year earlier. Net sales for the six months ended December 31, 2003, decreased 4% to $24.6 million from $25.6 million reported for the same year ago period.


Richard Soloway, Chairman and President, noted, "Historically, the first quarter of our fiscal year generates the lowest sales and net income of the year and each subsequent quarter shows progressively more significant gains. This pattern was exacerbated during the first quarter, as the Company experienced lower burglar alarm sales principally as a result of a major burglar alarm distributor's introduction of its company-wide inventory reduction program, which reduced its purchasing levels. However, NAPCO experienced record second quarter sales, due to significant increases in sales from both its Alarm Lock locking device and Continental access control sales groups, both of which are sold through other sales and distribution channels. During the second quarter, NAPCO began the process of realigning its burglar alarm products distribution network which culminated in the termination of the aforementioned major burglar alarm distributor. NAPCO reallocated its burglar alarm products business across its extensive national network of independent distributors."

"We expect that this new NAPCO burglar alarm products distribution structure will generate increased sales and provide more impactful distribution, because NAPCO burglar alarm dealer brand loyalty and appreciation for our quality products is stronger than ever. As previously reported and reiterated here, despite the results of the first quarter, and on the momentum of the very positive sales of the second quarter, we remain cautiously optimistic that fiscal 2004 could result in increased sales and earnings over 2003," Soloway concluded.


                                                                        - MORE -

The Company also announced that it had received an extension from NASDAQ until February 10, 2004 to file its Form 10K for the year ending June 30, 2003, and until February 15, 2004 to file its Form 10Q for the quarter ending September 30, 2003. The Company is confident that it will be able to meet such deadlines, and as a result, its securities will continue to be listed on the NASDAQ national market.

                            ------------------------

NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional and industrial applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market; a market whose current size exceeds $25 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


                                                            - TABLES TO FOLLOW -

                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME **
                                   (unaudited)
                      (in thousands, except per share data)

                                                      Three Months Ended
                                                         September 30,
                                                  ---------------------------
                                                      2003          2002 *
                                                  -----------     -----------
Net sales                                         $     9,799     $    11,725
Cost of sales                                           6,813           8,677
                                                  -----------     -----------

       Gross profit                                     2,986           3,048
Selling, general and administrative expenses            3,277           3,281
                                                  -----------     -----------

       Operating loss                                    (291)           (233)
                                                  -----------     -----------

Interest expense, net                                     128             249
Other expense (income), net                                12            (200)
                                                  -----------     -----------

                                                          140              49
                                                  -----------     -----------

         Loss before benefit for income taxes            (431)           (282)
Benefit for income taxes                                 (162)            (99)
                                                  -----------     -----------

       Net loss                                   $      (269)    $      (183)
                                                  ===========     ===========

Net loss per share:

                                    Basic         $     (0.08)    $     (0.05)
                                                  ===========     ===========
                                    Diluted       $     (0.08)    $     (0.05)
                                                  ===========     ===========


Weighted average number of shares outstanding:

                                    Basic           3,185,306       3,393,796
                                                  ===========     ===========
                                    Diluted         3,185,306       3,393,796
                                                  ===========     ===========

* reflects the restatement due to an adjustment of the income tax provision/benefit from the previously issued financial statements.

**    Not yet reviewed by the Company's auditors.

                                       ###